Exhibit 107

Calculation of Filing Fee Tables

FORM F-10

(Form Type)

WESTERN COPPER AND GOLD CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Shares, no par value	457(o)	(1)	(1)(2)	$33,598,400 (1)(3)	$0.0001476	$4,960

	Total Offering Amounts					$33,598,400		$4,960

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$4,960

(1)

There are being registered under the Registration Statement to which this exhibit pertains such indeterminate number of common shares of the Registrant as shall have an aggregate initial offering price not to exceed $33,598,400. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.
(3)

This amount represents the U.S. dollar value of a proposed maximum aggregate offering amount of Cdn.$46,000,000 (including the value of common shares issuable pursuant to an option granted to the underwriters of the offering). U.S. dollar amounts are calculated based on the daily exchange rate reported by the Bank of Canada on April 11, 2024, which was Cdn.$1.00 = US$0.7304.

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